Exhibit 16.1

December 20, 2002

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read the comments made in Item 4 of Unify Corporation’s Form 8-K dated December 20, 2002, and have the following comments:

1.                                       We agree with the comments made in the first, third, fourth and fifth sentences of the first paragraph; and the comments made in the second, third, fourth and sixth paragraphs.

2.                                       We have no basis upon which to agree or disagree with the comments made in the second sentence of the first paragraph or the comments made in the fifth paragraph.

Yours truly,

By:	/s/ DELOITTE & TOUCHE LLP
San Jose, California December 20, 2002